Exhibit (c)(18)
Jefferies & Company, Inc. Presentation to the Conflicts Committee of the Board of Directors of Hiland Partners GP, LLC Regarding the Proposed Transaction November 3, 2009

Disclaimer The following pages contain material provided to the Conflicts Committee of the Board of Directors (the Board ) of Hiland Partners GP, LLC (the Company ), the sole general partner of Hiland Partners, LP (the Partnership ), by Jefferies & Company, Inc. ( Jefferies ) in connection with a proposed going private transaction involving HH GP Holding, LLC and HLND MergerCo, LLC, which are new acquisition vehicles formed by Harold Hamm and/or Mr. Hamm s affiliates and/or the Hamm family trusts. These materials were prepared on a confidential basis in connection with an oral presentation to the Board and not with a view toward complying with the disclosure standards under state or federal securities laws. These materials are solely for use of the Board and may not be used for any other purpose without Jefferies written consent. The information contained in this presentation was based solely on publicly available information or information furnished to Jefferies. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects, and Jefferies makes no representation or warranty in respect of the accuracy, completeness or fair presentation of such information. Jefferies does not provide accounting, tax, legal or regulatory advice. In addition, Jefferies and the Company mutually agree that, subject to applicable law, the Company (and its employees, representatives and other agents) may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, and all materials of any kind (including tax opinions and other tax analyses) related thereto, without Jefferies imposing any limitation of any kind. i

Table of Contents Transaction Overview 1 Partnership Overview 8 Financial Analysis 28 Appendix 37

Transaction Overview

Transaction Summary 3 Jefferies & Company, Inc. ( Jefferies ) was engaged by the Conflicts Committee of the Board of Directors of Hiland Partners GP, LLC (the Company ), the sole general partner of Hiland Partners, LP (the Partnership or HLND ), to render an opinion to the Conflicts Committee (the Special Committee ) thereof as to the fairness, from a financial point of view, of the consideration to be paid in a transaction (other than to the Hamm Parties (as defined below)) 3 On October 26, 2009, the Board of Directors of the general partner for each Hiland Partners, LP (NasdaqGS: HLND) and Hiland Holdings GP, LP (NasdaqGS: HPGP) received a revised proposal from Harold Hamm to acquire all of the outstanding common units of each Hiland entity that are not currently owned by Mr. Hamm, his affiliates or the Hamm family trusts (collectively, the Hamm Parties ) Proposed price of $10.00 per HLND common unit 3 Revised from April 20, 2009 amended price of $7.75 per unit and initial January 15, 2009 proposal of $9.50 per unit Proposed price of $3.20 per HPGP common unit 3 Revised from April 20, 2009 amended price of $2.40 per unit and initial January 15, 2009 proposal of $3.20 per unit 3 On October 20, 2009, HLND and HPGP held a special meeting for unitholders to vote on the mergers among each Hiland company with affiliates of Harold Hamm Although approximately 59% of the common units represented by proxies voted in favor of the merger, such proxies amounted to approximately 43% of all outstanding common units held by public unitholders The special meeting was adjourned to allow for additional time to solicit proxies from public unitholders 3 Mr. Hamm is the Chairman of both Hiland Entities In addition, Mr. Hamm beneficially owns (on a fully diluted basis) 48.0% of HLND and 60.8% of HPGP 3 Execution of a definitive merger agreement with either entity will be conditioned by the closing of a transaction with the other entity 3 The proposal is an all cash offer with no financing contingencies 3 Contingencies include approval of a majority of the unitholders (excluding units held by Hiland Holdings GP, LP and its affiliates, which includes the Hamm Parties), approval of the conflicts committee, the contemporaneous merger involving the Company and other approvals customary to this type of transaction Source: Partnership. 2

Transaction Overview Summary of Key Transaction Terms Acquirer HH GP Holdings, LLC and HLND MergerCo, LLC (Entities owned by Mr. Harold Hamm, one of Mr. Hamm’s privately held affiliates and the Hamm family trusts) Target/Assets Being Acquired All outstanding common units of Hiland Partners, LP not owned by Hiland Holdings GP, LP or Hiland Partners, GP LLC Price/Exchange Ratio $10.00 per common unit Form of Consideration Cash Purchase Price Adjustment If outstanding common units are changed into a different number of units or other securities, the merger consideration shall be appropriately adjusted Financing No financing will be required to consummate the transactions Due Diligence Contingency N/A Closing Conditions Concurrent effectuation of merger of a subsidiary of HHGP Holdings, LLC and Hiland Holdings GP, LP Approval of a majority of (i) the unitholders (excluding units held by Hiland Holdings GP, LP and its affiliates, which include the Hamm Parties) and (ii) the subordinated unitholders Expected Closing First week of December Indemnification Indemnification of directors and officers of Hiland Partners, LP to the same extent as they were indemnified prior to the merger Escrow None Drop Dead Date Under Merger Agreement December 11, 2009 Expense Reimbursement Up to $1,463,000 Other TBD Source: Based on Merger Agreement as amended on October 26, 2009 and draft of the second amendment to the Merger Agreement dated November 2, 2009. 3

Detailed Hiland Entities Chart Proposal contemplates a merger of HLND and HPGP with a separate new acquisition entity to be formed by Mr. Hamm and the Hamm family trusts Harold Hamm Harold Hamm Harold Hamm DST Trust HJ Trust 5.6% 90.7% 3.7% SM Continental Gas Holdings, Inc. HH GP Holding, LLC (“Continental Gas”) (“Holding LLC”) 100% Hiland Partners GP Holdings, LLC Public (the “GP”) 12.8% L/C 39.3% L/C 8.5% L/C 39.2% L/C 0% GP Hiland Holdings GP, LP (NASDAQ: HPGP) (the “Company”) SS Hiland Partners GP, Inc. 99.999% (“Hiland Inc.”) .001% Hiland Partners GP, LLC 56.4% (the “MLP GP”) C/S Public 2% 41.6% G/IDR C Hiland Partners, LP (NASDAQ: HLND) (the “LP”) SS Hiland Partners Finance Corporation 100% Ownership Interest SM Hiland Operating, LLC SM SM SM SM SM = Sole Member Hiland LP, LLC Hiland GP, LLC Hiland Energy Partners, LLC Hiland Partners, LLC SS = Sole Stockholder MM = Managing Member 99.99% .001% G = General Partner L = Limited Partner Continental Gas Operating, LP C = Common Units S = Subordinated Units Source: Partnership. 4

Background of Proposed Transaction 3 HLND is a small publicly traded partnership, with a current market capitalization of $94.0 million (based on fully-diluted share count) 3 Partnership historical context: Until 2009, the Partnership had been able to grow distributions, partially due to robust commodity prices and increased throughput volumes resulting from drilling by E&P companies 3 Additional considerations based on discussions with management: On December 5, 2008 a special board meeting was held to discuss the potential adverse impact of decreased commodity prices on the Partnership 3 Using forward pricing as of December 1, 2008, it appeared the Partnership would experience a meaningful decrease in future cash flow; necessitating additional capital or renegotiation of existing debt 3 The board mandated a review of strategic alternatives including: discussions with existing and new potential bank groups, capital (equity and equity-linked) raises and asset sales On January 15, 2009, Harold Hamm submitted his original proposals to take HLND and HPGP private for $9.50 and $3.20 per unit respectively 3 In his letter, Mr. Hamm states that he is interested only in acquiring common units of the Partnership and not in selling (or causing his affiliates to sell) interests in the Partnership On April 20, 2009, Mr. Hamm submitted his revised proposals to take HLND and HPGP private for $7.75 and $2.40 per unit respectively On June 1, 2009, HLND & HPGP entered into merger agreements to be acquired by affiliates of Harold Hamm for $7.75 and $2.40 per unit respectively On October 20, 2009, HLND and HPGP held a special meeting for unitholders to vote on the mergers among each Hiland company with affiliates of Harold Hamm 3 Although approximately 59% of the common units represented by proxies voted in favor of the merger, such proxies amounted to approximately 43% of all outstanding common units held by public unitholders 3 The special meeting was adjourned to allow for additional time to solicit proxies from public unitholders On October 26, 2009, Harold Hamm submitted an amended proposal to take HLND and HPGP private for $10.00 and $3.20 per unit respectively Source: Based on the Partnership’s public filings and discussions with management. 5

Transaction Overview

Implied Transaction Metrics and Relative Multiple Analysis

($ in millions, except per unit amounts)

Current Market Data			Transaction Metrics		
Recent Price (10/30/2009)	$	9.83	Transaction Price / Unit	$	10.00
52-Week High		27.43	Premium to Recent Price $9.83 (10/30/2009)		1.7%
52-Week Low		3.64			
Relevant Price for Market Capitalization		9.83	Transaction Price		10.00
Fully Diluted Units Outstanding		9.561	Fully Diluted Units Outstanding		9.561
Equity Market Value	$	**94.0**	**Equity Market Value**	$	**95.6**
Plus: Total Debt [1]		256.9	Plus: Total Debt [1]		256.9
Less: Cash [1]		(3.6)	Less: Cash [1]		(3.6)
Total Enterprise Value	$	**347.4**	**Total Enterprise Value**	$	**349.0**

Current Market Multiples		Statistic	Current Market Multiples	Implied Multiples By:	Implied Transaction Multiples	Median Comparable Companies [3]
Total Enterprise Value / LTM Revenue	$	226.0	1.5x	Total Enterprise Value / LTM Revenue	1.5x	1.2x
Total Enterprise Value / 2009P Revenue		231.4	1.5x	Total Enterprise Value / 2009P Revenue	1.5x	1.3x
Total Enterprise Value / LTM EBITDA		54.5	6.4x	Total Enterprise Value / LTM EBITDA	6.4x	6.8x
Total Enterprise Value / 2009P EBITDA		55.7	6.2x	Total Enterprise Value / 2009P EBITDA	6.3x	6.4x
Price / LTM CFPU	$	3.48	2.8x	Price / LTM CFPU	2.9x	1.5x
Price / 2009P CFPU		3.83	2.6x	Price / 2009P CFPU	2.6x	2.9x
Current Yield [2]	$	-	0.0%	Current Yield [2]	0.0%	5.3%
2009P Yield	$	-	0.0%	2009P Yield	0.0%	2.8%

Management's projections as of October 23, 2009 using October 30, 2009 future commodity price quotes.
(1) Actual 9/30/09 balance sheet provided by management.
(2) Based on the most recent declared distribution, annualized.
(3) Based on median of low distribution yield, non-fee based gathering and processing companies.

Jefferies

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Financing/Liquidity Considerations 3 HLND publicly lowered 2009 EBITDA guidance twice since November 18, 2008 EBITDA projected to decrease $11.7 million (17.3%) from $67.3 million in 2008 to $55.7 million in 2009 3 On April 27, 2009 HLND announced the suspension of quarterly distributions on the Partner s common and subordinated units beginning with the first quarter distribution of 2009 Partnership s minimum quarterly distribution is $0.45 per unit which accrue in arrears if not paid 3 HLND will likely need new capital to remain in continued compliance with its debt covenants Management projections indicate Hiland will be out of compliance on its Funded Debt / LTM EBITDA covenant in 4Q2009 3 If out of compliance with the covenant, HLND cannot make distributions 3 HLND has a limited public float ($39.1 million) and small market cap relative to peers ($94.0 million versus non-fee based peer average of $965.5 million) Average daily trading volume is approximately 25,000 shares

Partnership Overview

Overview of Partnership’s Business ($ in millions, except per unit amounts) 3 Hiland Partners is a natural gas gathering and processing midstream MLP Hiland s operations are primarily located in the (Master Limited Partnership) Mid-Continent and Rocky Mountain regions 2,147 miles of pipelines 3 fractionation facilities of the United States 15 gathering systems 2 air compression facilities 6 processing plants Water injection plant Revenue 7 treating facilities $385.9 Hiland $275.2 Partners’ $231.4 $219.7 Transmission Transmission Lines Midstream Lines Focus 2006 2007 2008 2009E EBITDA $67.3 $55.7 $52.0 $42.4 NGL Products Gathering, Dehydration Transportation and Compression 2006 2007 2008 2009E Processing, Treating — Truck Wellhead — Y-grade line and Fractionation — Rail terminal Source: The Partnership. 2009 estimates from Management’s projections as of October 23, 2009 using October 30, 2009 future commodity price quotes. 9

Midstream Overview

While the large majority of midstream assets (transportation and storage) are relatively neutral to commodity prices, processing cash flows are sensitive to changes in relationships between crude, natural gas, and NGLs, or "frac spreads"

- The midstream industry is a critical link to turn raw natural gas into usable products
- Natural gas is comprised of two parts – a light gas component and a heavier liquids component
  - Light gas consists of methane
  - Natural Gas Liquids ("NGLs") consist of ethane, propane, n-butane, iso-butane and natural gasoline
    - NGLs used in the petrochemical industry, as refinery blend-stock, in home heating, and in many other common applications
- Most wellhead gas does not meet the quality standards required by interstate pipelines, so it must be processed, removing contaminates and the heavier NGL components
  - Then NGLs are separated via fractionation
- Midstream profitability and growth is tied primarily to four factors (which can vary depending on business mix):
  - Domestic natural gas production: growing production = higher midstream throughput
  - Supply of NGLs: tied to gas production and whether processors choose to extract ethane from the gas stream. If there are too many NGLs compared with demand, prices decline
  - Demand for NGLs: driven primarily by petrochemical companies and therefore, the economy. Higher demand for NGLs = higher pricing
  - Relationship between the price of natural gas and the price of NGLs: NGLs generally move with crude oil prices. If ethane (~40% of NGL stream) is more valuable in liquid form than gaseous form (liquids priced higher than gas), then more gas processed and more money made
- Increased U.S. gas production, coupled with the completion of NGL take-away pipelines, has resulted in increased NGL supply, just as the U.S. economy weakened and chemical/NGL demand has fallen
- Worldwide, companies are idling propylene and ethylene plants (use NGLs as feedstock) and chemical companies are issuing cautious outlooks

Jefferies

Source: Wall Street research.

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Processor Contract Mix 3 Percent of Proceeds (POP) contracts: Processor is paid by retaining a percent of the outlet stream, either NGLs, gas or a combination Hiland has a high percentage of its Commodity price sensitive, long NGLs and/or long natural gas, depending on contract contract mix tied to non- 3 Percent of Index (POI) contracts: Processor buys natural gas at either (1) a discount to the fee based revenue index (depicted as a %), or (2) index price minus a fixed dollar amount. Gas then gathered streams, which exposes and transported to customers who purchase the gas at the index price the Company to reductions in Commodity price sensitive, as natural gas index prices increase, gross margin increases hydrocarbon and NGL and vice versa prices 3 Keep-Whole contracts: Processor compensates ( keeps whole ) the producer for the amount of gas removed from the processing stream. Processor gets paid in NGLs, but compensates producer based on gas prices Hiland s 2009E Contract Mix Commodity price sensitive and exposed to negative processing environment, long NGLs and short natural gas Fixed Fee — Fee-based contracts: Processor generally paid a fixed fee for processing services with a Gathering 3 21% variable component based on throughput volume, demand, etc. POP with Index Minus Incremental Not commodity price sensitive Fees - Keep Fees WholeRecent Commodity Price Performance NYMEX Crude Oil Conway NGL Basket(1) Weakening industrial ($/Bbl) (cents/gal) $160 250 demand for NGL byproducts has resulted $140 200 in significant reductions $120 in both spot and future $100 150 prices since the summer $80 of 2008 100 $60 $40 50 $20 $- — Jan-08 Apr-08 Jul-08 Oct-08 Jan-09 Apr-09 Jul-09 Oct-09 Jan-10 Apr-10 Jul-10 Oct-10 Jan-08 Apr-08 Jul-08 Oct-08 Jan-09 Apr-09 Jul-09 Oct-09 Jan-10 Apr-10 Jul-10 Oct-10 NYMEX Natural Gas Mont Belvieu NGL Basket(1) ($ /MMBtu) (cents/gal) $14 250 $12 200 $10 150 $8 $6 100 $4 50 $2 $- — Jan-08 Apr-08 Jul-08 Oct-08 Jan-09 Apr-09 Jul-09 Oct-09 Jan-10 Apr-10 Jul-10 Oct-10 Jan-08 Apr-08 Jul-08 Oct-08 Jan-09 Apr-09 Jul-09 Oct-09 Jan-10 Apr-10 Jul-10 Oct-10 Source: NYMEX and Wells Fargo Commodities (Futures). Red line indicates 2009 and 2010 futures used in projections. (1) Conway NGL Basket and Mount Belvieu Basket calculated using simple average of all NGL inputs. 12 53% 18% POI — Keep Whole 8% Source: The Partnership and Wall Street research. 11

Recent Commodity Price Performance NYMEX Crude Oil Conway NGL Basket(1) Weakening industrial ($/Bbl) (cents/gal) $160 250 demand for NGL byproducts has resulted $140 200 in significant reductions $120 in both spot and future $100 150 prices since the summer $80 of 2008 100 $60 $40 50 $20 $- — Jan-08 Apr-08 Jul-08 Oct-08 Jan-09 Apr-09 Jul-09 Oct-09 Jan-10 Apr-10 Jul-10 Oct-10 Jan-08 Apr-08 Jul-08 Oct-08 Jan-09 Apr-09 Jul-09 Oct-09 Jan-10 Apr-10 Jul-10 Oct-10 NYMEX Natural Gas Mont Belvieu NGL Basket(1) ($ /MMBtu) (cents/gal) $14 250 $12 200 $10 150 $8 $6 100 $4 50 $2 $- — Jan-08 Apr-08 Jul-08 Oct-08 Jan-09 Apr-09 Jul-09 Oct-09 Jan-10 Apr-10 Jul-10 Oct-10 Jan-08 Apr-08 Jul-08 Oct-08 Jan-09 Apr-09 Jul-09 Oct-09 Jan-10 Apr-10 Jul-10 Oct-10 Source: NYMEX and Wells Fargo Commodities (Futures). Red line indicates 2009 and 2010 futures used in projections. (1) Conway NGL Basket and Mount Belvieu Basket calculated using simple average of all NGL inputs. 12

Natural Gas Processing Environment Frac spreads, which Conway Frac Spread(1) Mont Belvieu Frac Spread(1) measure the difference (cents/gal) (cents/gal) between the cost of 140 160 natural gas (input) and its value in NGL form 140 120 (output) have fallen dramatically since the 120 summer of 2008 100 100 Reductions are driven 80 primarily by reduced 80 industrial demand for 60 NGL byproducts, 60 including ethane, propane, and butane 40 40 20 20 — - Jan-06 Jan-07 Jan-08 Jan-09 Jan-10 Jan-06 Jan-07 Jan-08 Jan-09 Jan-10 Source: NYMEX and Wells Fargo Commodities (Futures). Red line indicates 2009 and 2010 futures used in projections. (1) Conway NGL Basket and Mount Belvieu Basket calculated using simple average of all NGL inputs. 13

Gathering & Processing Fundamentals U.S. Onshore Rig Count Total U.S. Onshore Rigs The U.S. onshore rig 2,000 count, which is a proxy 1,900 for oilfield activity, has 1,800 decreased approximately 1,700 47% since its highs 1,600 1,500 Reduced drilling activity 1,400 affects the gathering and 1,300 processing space by 1,200 reducing the volumes of 1,100 natural gas in their infrastructure systems 1,000 900 800 Decline in Total U.S. Onshore Rig Count Since Jan 2009 1,600 1,500 1,400 1,300 1,200 1,100 1,000 900 800 Source: Baker Hughes. 14

Rig Count in Hiland’s Operating Areas Montana + 2 rigs U.S. Land Rig Count Trough: 799 (5/8/09) Current: 993 (10/9/09) + 194 rigs, 24% Change Williston Basin (Bakken) + 23 rigs The majority of the increase in U.S. onshore rig count since May 2009 is attributable to the active Haynesville & Marcellus gas shales and the oil-weighted Wyoming Woodford + 7 rigs — 4 rigs Williston and Permian Basins Rockies + 43 rigs Mid Continent + 10 rigs Approximate location of basin. Source: Land Rig Newsletter, Baker Hughes and the Partnership. 15

Continental Resources Rig Count in HLND Service Areas 3 Historically, Hiland has benefited from Continental Resources growth Continental Resources, Harold Hamm is the controlling equity holder of both entities which is controlled by Harold Hamm, is Hiland s largest 3 Continental Resources, which grew rapidly the last several years, has been dropping customer rigs due to the current commodity environment Reduced capex allows Continental to live within cash flow and avoid raising Continental has capital from external sources dramatically reduced its rigcount, both overall and in key Hiland operating areas Continental Resources Rig Count in HLND Service Areas Area 2008 Peak 12/31/08 8/6/09 MT Bakken 3 0 0 Badlands 6 1 0 ND Bakken(1) 10 6 2 Matli 1 1 0 Arkoma Woodford 6 2 0 Total 26 10 2 Source: Continental Resources, Inc. and the Partnership. (1) Continental plans to add a third and fourth rig in the North Dakota Bakken in October and November 2009; although it is unclear if the rig will operate in HLND s Service Areas. 16

Hiland Partners Historical Well Connects The Company has recently seen significant reductions in new well 2006 Total — 174 connections, with 1Q09 60 200 down 64% from 1Q08, 51 2007 Total — 50 142 which provides a 50 negative outlook for System 45 45 45 160 System future volume activity 2008 Total — 107 and is indicative of the 40 overall slowdown in to Hiland’s 33 33 120 to Hiland s 30 29 drilling and production Connected 28 28 30 27 2009E Total — 71 Connected activity throughout its 24 core areas of operation 80 20 2Q09 activity due to 12 10 40 completion of Norse Quarterly Wells 10 system (Bakken Shale), 4 Annual Wells which is predominately 0 0 oil-based and thus 1Q06 2Q06 3Q06 4Q06 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 1Q09 2Q09 3Q09 4Q09E requires less processing Norse Worland Other Matli Badlands Woodford Kinta Management expects Bakken Eagle Chief 2006 Total 2007 Total 2008 Total 2009E Total minimal activity in 3Q09 and 4Q09 due to lack of drilling in Hiland service areas Source: the Partnership. 17

Partnership Overview Historical and Projected Financial Performance ($ in millions, except per unit amounts) Fiscal Year Ending December 31, 2005 2006 2007 2008 2009P 2010P 2011P 2012P 2013P Total Inlet Natural Gas Volumes (Mcf/d) 57,545 157,556 215,551 252,556 261,915 229,902 221,472 221,472 221,472 % Growth NA 173.8% 36.8% 17.2% 3.7% (12.2%) (3.7%) 0.0% 0.0% Total Revenue $ 166.6 $ 219.7 $ 275.2 $ 385.9 $ 231.4 $ 295.7 $ 310.6 $ 281.9 $ 286.7 % Growth NA 31.9% 25.3% 40.3% (40.1%) 27.8% 5.0% (9.2%) 1.7% Total Cost of Goods Sold 133.1 156.2 192.3 281.8 140.4 203.0 220.2 200.0 204.3 Gross Profit $ 33.5 $ 63.5 $ 82.8 $ 104.1 $ 91.3 $ 92.8 $ 90.4 $ 81.9 $ 82.4 Gross Margin 20.1% 28.9% 30.1% 27.0% 39.5% 31.4% 29.1% 29.0% 28.8% EBITDA $ 23.7 $ 42.4 $ 52.0 $ 67.3 $ 55.7 $ 56.8 $ 56.3 $ 50.2 $ 53.2 EBITDA Margin 14.2% 19.3% 18.9% 17.4% 24.1% 19.2% 18.1% 17.8% 18.5% % Growth NA 79.1% 22.5% 29.6% (17.3%) 2.1% (1.0%) (10.8%) 5.9% EBIT $ 12.6 $ 20.3 $ 21.7 $ 29.4 $ 15.3 $ 17.2 $ 12.6 $ 2.5 $ 1.5 EBIT Margin 7.5% 9.2% 7.9% 7.6% 6.6% 5.8% 4.1% (396.4%) 0.5% % Growth NA 61.5% 6.9% 35.6% (47.9%) 12.1% (26.6%) (79.9%) (40.4%) Net Income $ 10.3 $ 14.7 $ 10.8 $ 20.4 $ 2.1 $ 8.7 $ 4.8 $ (4.6) $ (4.9) Net Income Margin 6.2% 6.7% 3.9% 5.3% 0.9% 2.9% 1.6% (1.6%) (1.7%) % Growth NA 42.0% (26.5%) 89.6% (89.6%) 306.4% (44.4%) (196.1%) 4.7% EPU $ 1.32 $ 1.36 $ 1.16 $ 2.14 $ 0.22 $ 0.91 $ 0.51 $ (0.49) $ (0.51) % Growth NA 3.0% (15.0%) 85.6% (89.6%) 306.4% (44.4%) (196.1%) 4.7% Free Cash Flow Calculation Operating Cash Flow $ 21.9 $ 37.6 $ 41.6 $ 58.4 $ 43.1 $ 48.9 $ 49.1 $ 43.6 $ 47.4 Decrease / (Increase) in W.C. (13.8) 2.1 (0.9) 4.6 0.8 1.1 1.5 (0.7) 0.3 Capital Expenditures (10.4) (62.1) (83.4) (58.3) (29.7) (30.0) (30.0) (30.0) (30.0) Free Cash Flow $ (2.3) $ (22.4) $ (42.7) $ 4.7 $ 14.2 $ 20.0 $ 20.6 $ 12.9 $ 17.7 Credit Statistics Debt / EBITDA (Covenant < 4.0x)(1) 1.4x 3.5x 4.4x 3.8x 4.2x 4.0x 3.7x 3.9x 3.4x EBITDA / Interest Expense (Covenant >3.0x) 12.2x 7.7x 4.6x 4.9x 5.4x 7.2x 7.8x 7.6x 9.2x Debt / Capitalization 19.6% 46.7% 61.9% 65.8% 66.8% 63.4% 60.3% 59.6% 58.3% Source: Partnership filings and management’s projections as of October 23, 2009 using October 30, 2009 future commodity price quotes. (1) Leverage ratio Step-Up provision to 4.75x debt/EBITDA if LTM capex is > $40.0M; must cure below 4.0x within 9 months after step-up election. Step-up was elected March 31, 2009. 18

Covenant Analysis Possible Future Equity Issuance Analysis ($ in millions, except per unit amounts) As indicated by Q4 2009 FY 2010 FY 2011 FY 2012 FY 2013 Leverage Covenant (Total Debt / EBITDA) Management s projections, Hiland would Total Debt $ 249.7 $ 229.6 $ 209.0 $ 196.1 $ 178.5 LTM EBITDA 58.8 56.8 56.3 50.2 53.2 have to raise over $14 million of equity to be in Projected Total Debt / EBITDA 4.24x 4.04x 3.72x 3.91x 3.36x compliance with their Status Quo existing leverage ratio Implied Cushion / (Shortfall) $ (14.4) $ (2.3) $ 16.0 $ 4.6 $ 34.2 Maximum Leverage Covenant 4.00x 4.00x 4.00x 4.00x 4.00x Required Total Equity Raise to be in Compliance $ 14.4 $ 2.3 $ — $ - $ -Since 2007 there have % of Current Market Cap 15% 2% 0% 0% 0% only been 4 equity raises Monetization of Hedges in 4Q09 for sub $200 market cap Implied Cushion / (Shortfall) $ 1.4 $ (14.6) $ 16.0 $ 4.7 $ 34.2 MLPs(2) Maximum Leverage Covenant 4.00x 4.00x 4.00x 4.00x 4.00x Required Total Equity Raise to be in Compliance $ — $ 14.6 $ — $ — $ -% of Current Market Cap 0% 16% 0% 0% 0% The possible amount of required equity at the end Required Equity at Year End 2010(1) of 2010 to keep Hiland in Assumed NYMEX Natural Gas Price $2.3 $2.50 $3.00 $3.50 $4.00 $4.50 $5.00 $5.50 $6.00 $6.50 $7.00 $7.50 $8.00 $8.50 $9.00 $9.50 $10.00 compliance with its bank $40.00 $146.5 $146.3 $146.1 $145.9 $139.8 $137.7 $135.5 $133.3 $131.1 $128.9 $126.7 $124.5 $122.3 $120.1 $117.9 $115.7 covenant is extremely $45.00 $128.9 $128.7 $128.5 $128.3 $128.1 $122.2 $120.0 $117.8 $115.6 $113.4 $111.2 $109.0 $106.8 $104.7 $102.5 $100.3 $50.00 $111.4 $111.2 $111.0 $110.7 $110.5 $110.3 $104.6 $102.4 $100.2 $98.0 $95.8 $93.6 $91.4 $89.2 $87.0 $84.8 sensitive to changes in oil $55.00 $93.8 $93.6 $93.4 $93.2 $93.0 $92.8 $92.5 $86.9 $84.7 $82.5 $80.3 $78.1 $75.9 $73.8 $71.6 $69.4 prices NYMEX $60.00 $76.3 $76.1 $75.9 $75.6 $75.4 $75.2 $75.0 $74.8 $69.3 $67.1 $64.9 $62.7 $60.5 $58.3 $56.1 $53.9 Crude $65.00 $58.7 $58.5 $58.3 $58.1 $57.9 $57.7 $57.4 $57.2 $57.0 $51.6 $49.4 $47.2 $45.0 $42.8 $40.7 $38.5 Oil $70.00 $41.2 $41.0 $40.7 $40.5 $40.3 $40.1 $39.9 $39.7 $39.5 $39.2 $34.0 $31.8 $29.6 $27.4 $25.2 $23.0 Price $75.00 $23.6 $23.4 $23.2 $23.0 $22.8 $22.6 $22.3 $22.1 $21.9 $21.7 $21.5 $16.3 $14.1 $11.9 $9.8 $7.6 $80.00 $6.1 $5.9 $5.6 $5.4 $5.2 $5.0 $4.8 $4.6 $4.4 $4.1 $3.9 $3.7 $0.0 $0.0 $0.0 $0.0 $85.00 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $90.00 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $95.00 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $100.00 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 Per management s projections as of October 23, 2009 using October 30, 2009 future commodity price quotes. (1) Per credit agreement, EBITDA used to calculate leverage ratio includes proceeds of $3.2 million from the unwind of hedges during 2Q09. (2) Source: Dealogic. Excludes closed-end funds, capital pool companies, acquisition/restructurings, REITs, private placements and deals less than $25 million. (3) Assumes October 30, 2009 strip correlations between NGL & Crude quotes, October 30, 2009 strip natural gas pipeline basis quotes as a % of natural gas and no equity issuance in 2009. 19

Partnership Overview Balance Sheet as of September 30, 2009 ($ in millions, except per unit amounts) As of September 30, 2009(1) Assets Current Assets: Cash and cash equivalents $ 3.6 Accounts receivable 19.1 Fair value of derivative assets 3.9 Other current assets 0.8 Total current assets $ 27.3 Property and equipment, net $ 373.1 Fair value of derivative assets 0.6 Other assets, net 1.3 Total Assets $ 402.3 Liabilities and Partners’ Equity Current Liabilities: Accounts payable $ 15.3 Fair value of derivative liabilities 0.8 Accrued liabilities and other 5.5 Total current liabilities $ 21.6 Credit facility $ 253.1 Capital leases / other debt 3.9 Total secured debt $ 256.9 Asset retirement obligation 2.6 Partners’ Equity $ 120.9 Total Liabilities and Partners’ Equity $ 402.3 Source: Unaudited 9/30/09 results as provided by management.

Partnership Overview

LTM Share Price Performance



Volume
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Oct-08
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1. **November 6, 2008:** Reported net income for the three months ended September 30, 2008 of $18.6 million compared to net income of $3.3 million for the three months ended September 30, 2007. Announced an increase in its cash distribution for the third quarter of 2008 to $0.88/unit from $0.8625/unit

2. **November 7, 2008:** Hiland announced that for fiscal 2008 it expects EBITDA to be between $65 million and $71 million, versus Reuters Estimates of $75 million

3. **November 18, 2008:** Hiland announced that for fiscal 2009 it expects EBITDA in a range of $68 million to $80 million, in line with analysts' estimates

4. **January 15, 2009:** The Hiland companies announced it has received a proposal from Harold Hamm to acquire all of the outstanding common units of each of the Hiland companies

5. **January 26, 2009:** The Company updated fiscal 2009 guidance with EBITDA in a range of $38-$50 million. Also announced quarterly distributions of $0.45 per unit, a $0.43 per unit decrease from the prior quarter

6. **March 5, 2009:** Hiland Partners, LP reported net income for the three months ended December 31, 2008 of $3.0 million compared to net income of $2.9 million for the three months ended December 31, 2007. Adjusted EBITDA for the three months ended December 31, 2008 was $13.8 million compared to $15.8 million for the three months ended December 31, 2007, a decrease of 13%

7. **April 20, 2009:** Announced that the conflicts committee of the board of directors of the general partner of each of the Hiland companies has received a letter from Harold Hamm amending his January 15, 2009 proposal. Under the revised terms proposed by Mr. Hamm, Hiland Partners unitholders would receive $7.75 in cash per common unit, reduced from $9.50 in cash per common unit under the January 15 proposal

8. **April 27, 2009:** The Hiland companies announced their decision to suspend quarterly distributions on the Partnership's common and subordinated units beginning with the first quarter distribution of 2009

9. **May 11, 2009:** Hiland Partners, LP reported net (loss) income for the three months ended March 31, 2009 of $(2.9) million compared to net (loss) income of $1.3 million for the three months ended March 31, 2008. Adjusted EBITDA for the three months ended March 31, 2009 was $10.6 million compared to $14.7 million for the three months ended March 31, 2008, a decrease of 28%

10. **June 1, 2009:** Hiland Partners, LP entered into an agreement with Harold Hamm wherby Mr. Hamm would acquire acquire for cash all of the outstanding common units of Hiland that are not owned by Mr. Hamm, at a price of $7.75 per common unit

11. **August 6, 2009:** Hiland Partners, LP reported net income (loss) for the six months ended June 30, 2009 of $(3.9) million compared to net income (loss) of $(1.2) million for the six months ended June 30, 2008. Adjusted EBITDA for the six months ended June 30, 2009 was $27.9 million compared to $34.6 million for the six months ended June 30, 2008, a decrease of 19%

12. **October 26, 2009:** Hiland reported that Harold Hamm delivered to the Hiland Partners conflicts committee a proposal to amend the merger agreement with Hiland Partners to increase the merger consideration from $7.75 to $10.00 per common unit in cash

Jefferies

Source: Reuters, Capital IQ and Company press releases.

21

Partnership One Year Stock Performance October 30, 2008 to October 30, 2009 HLND Stock Price Performance $30.00 As of 10-30-09: $ 9.83 $27.43 30-Day average 7.95 $25.00 90-Day Average 7.60 120-Day Average 7.35 1-Year Average 8.22 $20.00 52-week High 27.43 52-week Low 3.64 $15.00 $10.00 $8.22 $7.95 $7.60 $7.35 $5.00 $3.64 $0.00 Oct-08 Nov-08 Dec-08 Jan-09 Mar-09 Apr-09 May-09 Jun-09 Jul-09 Aug-09 Sep-09 Oct-09 Source: Capital IQ. 22

Partnership Relative Stock Performance LTM Indexed Stock Performance Relative to Non-Fee Based G&P and Relevant Index As of 10/30/09: HLND (64.6%) 140 Non-Fee Based G&P (8.7%) S&P 500 8.6% 120 Alerian MLP 16.7% 100 80 60 40 20 0 Oct-08 Nov-08 Dec-08 Jan-09 Mar-09 Apr-09 May-09 Jun-09 Jul-09 Aug-09 Sep-09 Oct-09 HLND Non-Fee Based G&P(1) S&P 500 Alerian MLP Index Source: Capital IQ. (1) Includes: APL, CPNO, EROC, MWE, NGLS, and WPZ. 23

Selected Equity Analyst Commentary

($ in millions, except per unit amounts)

Date of Report	Firm	Price as Reported	12-month Price Target	EPU Estimates FY 09E	EPU Estimates FY 10E	EBITDA Estimates FY 09E	EBITDA Estimates FY 10E	Recommendation
8/10/2009	Raymond James[1]	$ 7.40	NM	$ (1.25)	NA	$ 48.0	NA	Underperform
8/14/2009	Morgan Keegan	7.41	NM	NA	NA	46.5	54.7	NR

Analyst Commentary

- Raymond James believes that the best way to preserve remaining unitholder value is the exercise of Board Chairman Harold Hamm's proposal to take the outstanding partnership units private at $10.00 per unit
- Raymond James believes that with only approximately $39 million remaining on Hiland's $300 million revolver, coupled with the expectation for continued operational volatility to impact cash flow, covenant compliance is in jeopardy unless the operational climate improves dramatically, the debt is restructured (i.e., ratios are amended), an equity infusion materializes, or hedges are monetized
- Due to lower natural gas/NGL prices vs. last year and the impact of reduced drilling activity on volumes, Hiland believes that cash flows will be pressured through 2H09. Specifically, negative volume trends across HLND's Mid-Continent systems are likely to remain depressed, as only one rig is running on its assets currently, and only 8 wells are expected to be drilled through year-end
- Given there is no assurance of consummation of the "going private" proposal, the deteriorating fundamental outlook for Hiland's cash flow, continued liquidity pressures, and the distribution suspension, Raymond James is keeping its 2010 EBITDA and EPU and cash distribution per unit estimates under review until further clarity surrounding the partnership's future outlook materializes

Jefferies

(1) 2010 Estimates are currently "under review" as of publication date.

24

Partnership Ownership Shareholder Overview ($ in millions, except per unit amounts) Unitholder Units (millions) % of Total Market Value Harold G. Hamm(1) 4.47 47.8% $ 43.9 Shelby E. Odell 0.01 0.1% 0.1 Michael L. Greenwood 0.01 0.1% 0.1 Rayford T. Reid 0.01 0.1% 0.1 Joseph L. Griffin 0.00 0.0% 0.0 Top 5 Insiders 4.51 48.2% $ 44.3 Kayne Anderson Capital Advisors, L.P. 0.33 3.5% $ 3.2 Fiduciary Asset Management, LLC 0.25 2.7% 2.4 Pennsylvania Public School Employees Retirement System 0.16 1.7% 1.6 Whitebox Advisors, L.L.C. 0.05 0.5% 0.5 Blackthorn Investment Group, L.L.C. 0.03 0.4% 0.3 California Public Employees’ Retirement System 0.03 0.3% 0.3 Research Affiliates, LLC 0.02 0.2% 0.2 Barclays Global Investors, N.A. 0.02 0.2% 0.2 William Blair & Company, L.L.C. 0.01 0.1% 0.1 Cannell Capital Management, L.L.C. 0.01 0.1% 0.1 Top 10 Institutional Unitholders 0.91 9.7% $ 8.9 Other Unitholders 3.94 42.1% $ 38.7 Total LP Units Outstanding 9.35 100.0% $ 92.0 Source: Thomson ONE and Partnership. (1) Includes 3.06 million subordinated units. 25

Overview of Partnership Organization Executive Management Team Name Title Joseph L. Griffin Chief Executive Officer, President and Director Matthew Harrison Chief Financial Officer, Vice President - Finance, Secretary and Director Kent Christopherson Chief Operations Officer, Vice President Robert Shain Chief Commercial Officer, Vice President Board of Directors Name Year Joined Board Affiliation Harold Hamm 2004 Continental Resources Joseph L. Griffin 2007 Hiland Partners Matthew Harrison 2008 Hiland Partners Edward D. Doherty 2005 ANZ Terminals Pty. Ltd Michael L. Greenwood 2005 Carnegie Capital LLC John T. McNabb, II 2006 Growth Capital Partners, LP Shelby E. Odell 2005 Koch Industries (Retired) Rayford T. Reid 2005 Kentucky Downs Partners, LLC

Company LTM Trading Volume Analysis Percentage of Shares Traded 100.0% Weighted Avg. Price/Share: 96.7% 97.8% 50.0% 93.3% 100.0% $8.35 45.0% 82.2% Total Shares Traded: 40.6% 40.0% 80.0% 10,422,251 35.1% 35.0% Average Daily Volume: 30.0% 60.0% 41,195 47.1% 25.0% 20.0% 40.0% 15.0% 11.1% 10.0% 6.5% 20.0% 5.0% 3.4% 2. 2% 6.5% 1.2% 0.0% 0.0% $3.50 — $5.50 — $7.50 — $9.50 — $11.50 — $17.50 — $23.50 -$5.49 $7.49 $9.49 $11.49 $17.49 $23.49 $29.49 Shares Traded 679.1 4,230.6 3,660.3 1,152.7 351.7 122.1 225.8 (000 s) Percentage of Shares Traded in Range Cumulative Percent of Shares Traded Source: Capital IQ. Note: LTM is Latest Twelve Months as of October 30, 2009. 27

Financial Analysis

Financial Analysis Methodologies 3 Jefferies financial analysis of the Partnership utilizes several methodologies, including: Comparable company analysis, which values a target company by reference to publicly-traded companies with similar products, similar operating and financial characteristics and servicing similar markets 3 Jefferies reviewed six commodity sensitive (non-fee based) gathering and processing ( G&P ) MLP public companies 3 Relative valuation methodologies are less illustrative given HLND s limited public float ($39.0 million), small market cap relative to peers ($94.0 million versus non-fee based peer average of $965.5 million), and lower trading volume (approximately 25,000 shares per day over the last three months) Comparable precedent transactions analysis, a method of valuing a business relative to recent M&A transactions involving similar businesses 3 Jefferies reviewed 24 transactions, announced since January 1, 2005, involving G&P companies Discounted cash flow ( DCF ) analysis, which values a company as the sum of its unlevered (before financing costs) free cash flows over a forecast period and the company s terminal or residual value at the end of the forecast period 3 Based on Management s projections as of October 23, 2009 3 Jefferies believes the perpetuity growth method is not relevant due to the cyclical nature of the G&P industry Premiums paid analysis, which involves applying premiums paid in selected M&A transactions to closing share prices of a target company over various periods 3 Jefferies reviewed premiums paid in transactions involving 23 companies since January 1, 2004 3 Jefferies did not attribute any particular weight to any analysis, methodology or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Jefferies analyses must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein 29

Financial Analysis ($ in millions, except per unit amounts) Overview Methodology Implied Partnership Unit Value Relevant Metrics Comparable Company Analysis TEV / LTM EBITDA $9.17 $14.88 6.3x — 7.3x LTM EBITDA of $54.5 million LTM Multiples Annualized 1Q 2009 distribution of $0.00 divided by 6.0% -Current Implied Yield $0.00 $0.00 8.0% 6.0x — 7.0x 2009P EBITDA of $55.7 million, downside assumes TEV / 2009P EBITDA $8.05 $14.26 volumes risked at 95% Price / 2009P EPU $0.00 $0.00 Relevant estimates not available Multiples 2009P Implied Yield $0.00 $0.00 Projected distribution of $0.00 divided by 1.0% — 3.0% Forward 6.5x — 7.5x 2010P EBITDA of $56.8 million, downside assumes TEV / 2010P EBITDA $9.28 $18.08 volumes risked at 95% 9.0x — 11.0x 2010P EPU of $0.91, downside assumes volumes Price / 2010P EPU $4.16 $10.02 risked at 95% 2010P Implied Yield $0.00 $0.00 Projected distribution of $0.00 divided by 0.0% — 2.0% Comparable Precedent Transaction Analysis $7.72 $13.43 6.0x — 7.0x LTM EBITDA of $54.5 million TEV / Exit EBITDA Multiple of 7.0x - 8.0x, Discounted Cash Flow Analysis $0.00 $4.20 WACC of 18.0% to 20.0% Premiums Paid Analysis(1) Hist. Premiums Analysis: Revised Offer $7.93 $10.61 Based on historical industry premiums paid over share/unit price 1 day before initial offer of 0.3% to 34.4% applied to unit price of $7.90 (price as of 1/14/09) and to unit price of $7.80 (price as of Hist. Premiums Analysis: Initial Offer $7.83 $10.48 10/23/09) $0.00 $5.00 $10.00 $15.00 $20.00 Current Price: Proposed Price: $9.81 $10.00 (1) For informational purposes only. 30

Financial Analysis

Comparable Company Analysis

($ in millions, except per unit amounts)

				Yield			Enterprise Value / Revenue			Enterprise Value / EBITDA			Price / EPU [3]		Price / CFPU [3]			Debt / LTM EBITDA	% of 2009E Cash Flow [4]	
Company [1]	Unit Price 10/30/09	% 52 Week High	Enterprise Value	Current[2]	2009E [3]	2010E [3]	LTM	2009E [3]	2010E [3]	LTM	2009E [3]	2010E [3]	2009E	2010E	LTM	2009E	2010E		Fee-Based	Non Fee-Based
Non-Fee Based [5]																				
Atlas Pipeline Partners	$ 7.02	32.7%	$ 1,583.1	8.5%	3.6%	0.0%	1.4x	NM	1.3x	8.1x	5.9x	6.7x	NM	10.0x	1.2x	2.9x	2.2x	6.3x	20%	80%
Copano Energy	17.08	76.0%	1,775.6	13.5%	13.5%	13.6%	1.5x	1.8x	1.5x	9.7x	11.2x	9.5x	39.7x	21.6x	10.1x	7.9x	7.3x	4.7x	11%	89%
Eagle Rock Energy Partners	4.74	44.5%	1,166.1	2.1%	2.1%	3.0%	0.9x	1.3x	1.1x	5.4x	6.9x	7.6x	NM	NM	1.7x	2.8x	3.5x	3.7x	20%	80%
MarkWest Energy Partners	24.01	87.9%	2,705.8	10.7%	10.7%	10.7%	2.7x	3.9x	3.3x	9.3x	9.9x	9.3x	NM	29.3x	6.3x	8.2x	8.3x	4.0x	37%	63%
Targa Resources Partners	19.81	94.4%	2,257.2	10.4%	10.4%	10.7%	1.6x	1.8x	1.1x	11.3x	11.3x	8.2x	20.9x	14.2x	8.7x	7.2x	6.8x	5.3x	1%	99%
Williams Partners	25.50	96.4%	2,301.8	10.0%	10.0%	10.0%	4.4x	5.3x	4.6x	8.4x	9.8x	8.4x	11.8x	12.8x	10.1x	9.3x	8.3x	3.7x	40%	60%
High		**96.4%**	**2,705.8**	**13.5%**	**13.5%**	**13.6%**	**4.4x**	**5.3x**	**4.6x**	**11.3x**	**11.3x**	**9.5x**	**39.7x**	**29.3x**	**10.1x**	**9.3x**	**8.3x**	**6.3x**	**40%**	**99%**
Mean		**72.0%**	**1,964.9**	**9.2%**	**8.4%**	**8.0%**	**2.1x**	**2.8x**	**2.1x**	**8.7x**	**9.2x**	**8.3x**	**24.1x**	**17.6x**	**6.3x**	**6.4x**	**6.1x**	**4.6x**	**22%**	**79%**
Median		**82.0%**	**2,016.4**	**10.2%**	**10.2%**	**10.3%**	**1.6x**	**1.8x**	**1.4x**	**8.9x**	**9.9x**	**8.3x**	**20.9x**	**14.2x**	**7.5x**	**7.6x**	**7.0x**	**4.3x**	**20%**	**80%**
Low		**32.7%**	**1,166.1**	**2.1%**	**2.1%**	**0.0%**	**0.9x**	**1.3x**	**1.1x**	**5.4x**	**5.9x**	**6.7x**	**11.8x**	**10.0x**	**1.2x**	**2.8x**	**2.2x**	**3.7x**	**1%**	**60%**
Fee-Based [5]																				
Crosstex Energy	$ 5.84	45.6%	$ 1,230.1	0.0%	0.0%	0.0%	0.3x	0.6x	0.6x	6.9x	6.2x	6.9x	NM	NM	2.7x	3.8x	3.3x	5.2x	80%	20%
DCP Midstream Partners	25.79	93.0%	1,648.1	9.3%	9.3%	9.4%	2.6x	1.7x	1.3x	20.2x	13.2x	10.4x	15.4x	15.5x	28.4x	8.5x	7.5x	7.8x	55%	45%
Quicksilver Gas Services	18.14	90.8%	693.3	8.6%	8.3%	8.8%	7.4x	7.1x	6.6x	10.6x	10.4x	9.3x	15.1x	14.5x	7.7x	9.4x	9.3x	3.8x	100%	0%
Regency Energy Partners	19.57	93.6%	2,874.8	9.1%	9.1%	9.2%	2.0x	2.7x	2.5x	11.9x	13.9x	10.4x	NM	24.5x	9.7x	12.9x	9.7x	4.8x	73%	27%
Western Gas Partners	18.23	91.2%	1,285.0	7.0%	6.8%	7.4%	5.3x	6.0x	5.2x	12.6x	13.0x	10.1x	15.3x	13.7x	10.4x	11.4x	10.5x	2.7x	94%	6%
High		**93.6%**	**2,874.8**	**9.3%**	**9.3%**	**9.4%**	**7.4x**	**7.1x**	**6.6x**	**20.2x**	**13.9x**	**10.4x**	**15.4x**	**24.5x**	**28.4x**	**12.9x**	**10.5x**	**7.8x**	**100%**	**45%**
Mean		**82.8%**	**1,546.3**	**6.8%**	**6.7%**	**7.0%**	**3.5x**	**3.6x**	**3.2x**	**12.4x**	**11.3x**	**9.4x**	**15.3x**	**17.1x**	**11.8x**	**9.2x**	**8.0x**	**4.9x**	**80%**	**20%**
Median		**91.2%**	**1,285.0**	**8.6%**	**8.3%**	**8.8%**	**2.5x**	**2.7x**	**2.5x**	**11.9x**	**13.0x**	**10.1x**	**15.3x**	**15.0x**	**9.7x**	**9.4x**	**9.3x**	**4.8x**	**80%**	**20%**
Low		**45.6%**	**693.3**	**0.0%**	**0.0%**	**0.0%**	**0.3x**	**0.6x**	**0.6x**	**6.9x**	**6.2x**	**6.9x**	**15.1x**	**13.7x**	**2.7x**	**3.8x**	**3.3x**	**2.7x**	**55%**	**0%**
Hiland Partners [6]	$ 9.83	35.8%	$ 347.4	0.0%	0.0%	0.0%	1.5x	1.5x	1.2x	6.4x	6.2x	6.1x	44.0x	10.8x	2.8x	2.6x	5.0x	4.7x	22%	78%

Source: Based on SEC filings and Wall Street research estimates.
(1) Pro forma for all announced transactions.
(2) Calculated as the most recent declared distribution, annualized, divided by current unit price.
(3) First Call estimates as of October 30, 2009.
(4) Wachovia Research estimates as of June 1, 2009.
(5) Fee-Based Companies derive greater than 50% of 2009E Cash Flow from fee-based contracts.
(6) Hiland estimates per management's projections as of October 23, 2009 using October 30, 2009 future commodity price quotes.

Jefferies

31

Financial Analysis Operating and Trading Metrics of Comparable Companies ($ in millions, except per unit amounts) Operating Metrics (1) Revenue Growth Rate (LTM 2009E) LTM EBITDA Margin EBITDA Growth Rate (LTM 2009E) 60.0% 80.0% 60.0% 52.5% 46.4% 70.1% 70.0% 50.0% 40.0% 37.4% 60.0% 40.0% 52.6% 20.0% 50.0% 30.0% 42.3% 4.3% 2.5% NA 40.0% 20.0% 0.0% 10.3% 29.0% 30.0% 24.1% 10.0% 2.1% 1.8% DPM KGS HLND NGLS WES CPNO WPZ RGNC EROC MWE XTEX APL 17.7% 17.1% (20.0%) (9.3%) 20.0% 17.0% 15.6% 0.0% (11.1%)(14.8%)(15.9%) 14.2% 12.5% (0.6%) 10.0% 4.7% (10.0%) DPM APL XTEX HLND KGS NGLS WES MWE CPNO RGNC WPZ EROC (25.4%) (2.5%) (5.8%) (40.0%) (29.3%)(31.1%) 0.0% (20.0%) (12.9%)(14.2%)(14.3%) (48.5%) (21.2%) (60.0%) KGS WPZ WES MWE HLND APL EROC RGNC CPNO NGLS DPM XTEX (30.0%) Trading Metrics (1) TEV / LTM Revenue TEV / LTM EBITDA TEV / 2009E EBITDA 8.0x 7.4x 25.0x 16.0x 13.9x 20.2x 13.2x 13.0x 7.0x 14.0x 20.0x 11.3x 6.0x 12.0x 11.2x 5.3x 10.4x 9.9x 9.8x 5.0x 4.4x 10.0x 15.0x 12.6x 11.9x 11.3x 4.0x 10.6x 8.0x 6.9x 9.7x 9.3x 6.2x 6.2x 5.9x 2.7x 10.0x 8.4x 8.1x 3.0x 2.5x 6.0x 6.9x 2.0x 6.4x 1.6x 5.4x 2.0x 1.5x 1.5x 1.4x 4.0x 0.9x 5.0x 1.0x 0.3x 2.0x 0.0x 0.0x 0.0x KGS WES WPZ MWE DPM RGNC NGLS HLND CPNO APL EROC XTEX DPM WES RGNC NGLS KGS CPNO MWE WPZ APL XTEX HLND EROC RGNC DPM WES NGLS CPNO KGS MWE WPZ EROC HLND XTEX APL Fee Based (> 50% of 2009E Cash Flow) Non Fee-Based (>50% of 2009E Cash Flow) (1) Pro forma for all announced transactions. First Call estimates as of October 30, 2009. 32

Financial Analysis

Comparable Transaction Analysis[1]

($ in millions, except per unit data)

Date Announced	Buyer	Seller	Transaction Value	EBITDA	TEV / EBITDA
10/20/09	Delphi Midstream Partners LLC	Carrizo Oil & Gas Incorporated	$ 34.7	NA	NA
9/24/09	Global Infrastructure Partners	Chesapeake Energy Corporation	588.0	NA	NA
8/31/09	Kinder Morgan Energy Partners LP	Crosstex Energy LP	266.0	38.0	7.0x
8/4/09	Kinder Morgan Energy Partners LP	GMX Resources Incorporated	36.0	NA	NA
7/14/09	Penn Virginia Resource Partners LP	Atlas Pipeline Partners LP	22.6	NA	NA
7/14/09	Western Gas Partners LP	Anadarko Petroleum Corporation	107.0	13.4	8.0x
6/30/09	Undisclosed	Chesapeake Energy Corporation	172.0	NA	NA
6/30/09	BG Group plc	EXCO Resources Incorporated	279.0	47.5	5.9x
6/10/09	Southcross Energy LLC	Crosstex Energy LP	220.0	32.0	6.9x
6/4/09	Undisclosed private independent oil company	Whiting Petroleum Corp	35.1	NA	NA
5/20/09	Undisclosed private company	Berry Petroleum Company	18.5	NA	NA
5/8/09	TCW Asset Management Company	SandRidge Energy Inc	200.0	NA	NA
4/9/09	Spectra Energy Partners LP	Atlas Pipeline Partners LP	300.0	46.2	6.5x
6/4/07	Atlas Pipeline Partners	Anadarko Petroleum Corp	1,850.0	130.0	14.2x
5/8/07	Enterprise GP Holdings	NGP Energy Capital Management/Ray Davis	1,636.7	141.7	11.6x
11/16/06	Williams Partners	Williams Companies	1,223.0	130.3	9.4x
5/24/06	Plains All American Pipeline	BP plc	133.5	14.8	9.0x
4/6/06	Williams Partners	Williams Companies	360.0	38.4	9.4x
3/30/06	ONEOK Partners	Wisconsin Energy Corp/WPS Resources Corp	191.2	18.7	10.2x
2/15/06	TC Pipelines/TransCanada Corp	ONEOK Partners	420.0	48.0	8.8x
10/27/05	Provident Energy Trust	EnCana Corp	595.8	72.7	8.2x
8/8/05	Crosstex Energy	El Paso Corp	486.4	50.0	9.7x
7/11/05	Caisse de depot et placement du Quebec/GE	AIG Highstar Capital	829.0	90.2	9.2x
1/26/05	Holly Energy Partners	Alon Israel Oil Co	150.0	17.0	8.8x

High	14.2x
Mean	8.9x
Median	8.9x
Low	5.9x

Source: Public filings, press releases, and Wall Street research.
(1) Select M&A transactions since January 1, 2005.

Jefferies

33

Financial Analysis Discounted Cash Flow Analysis ($ in millions, except per unit amounts) Fiscal Year Ending December 31, 2009P (1) 2010P 2011P 2012P 2013P EBIT $ 5.6 $ 17.2 $ 12.6 $ 2.5 $ 1.5 Less: Taxes(2) — - — - -Plus: Depreciation & Amortization 9.4 39.6 43.6 47.6 51.6 Less: Capital Expenditures (7.0) (30.0) (30.0) (30.0) (30.0) Less: Change in Working Capital 4.8 1.1 1.5 (0.7) 0.3 Unlevered Free Cash Flow $ 12.8 $ 28.0 $ 27.8 $ 19.5 $ 23.4 Discount Period 0.125 1.125 2.125 3.125 4.125 Discount Rate / Factor 18.9% 97.9% 82.3% 69.2% 58.3% 49.0% Terminal EBITDA Multiple 7.5x Present Value $ 12.5 $ 23.0 $ 19.2 $ 11.4 $ 11.5 Present Value of FCF $ 77.6 28.4% Present Value of Terminal Value 195.4 71.6% Implied Enterprise Value $ 273.0 100.0% Less: Net Debt $ 253.4 FD Units Outstanding 9.5 Implied Price Per Unit $ 2.05 Management s projections as of October 23, 2009 using October 30, 2009 future commodity price quotes. (1) Represents 3 months of cash flow. (2) Hiland entity not subject to federal income taxes due to status as a partnership. 34

Financial Analysis Discounted Cash Flow Analysis ($ in millions, except per unit amounts) Sensitivity Analysis Implied Price Per Unit Present Value of Terminal Value Discount EBITDA Exit Multiple Discount EBITDA Exit Multiple Rate 7.0x 7.5x 8.0x Rate 7.0x 7.5x 8.0x 18.0% 1.40 2.80 4.21 18.0% 188.0 201.4 214.9 19.0% 0.59 1.95 3.31 19.0% 181.6 194.5 207.5 20.0% — 1.13 2.44 20.0% 175.4 187.9 200.5 Implied Perpetuity Growth Rate PV of Terminal Value as a % of Enterprise Value Discount EBITDA Exit Multiple Discount EBITDA Exit Multiple Rate 7.0x 7.5x 8.0x Rate 7.0x 7.5x 8.0x 18.0% 6.5% 7.3% 8.0% 18.0% 70.5% 71.9% 73.2% 19.0% 6.0% 6.9% 7.7% 19.0% 70.1% 71.5% 72.8% 20.0% 5.6% 6.5% 7.3% 20.0% 69.7% 71.2% 72.5%

Financial Analysis Premiums Paid Analysis Analysis of 23 Premiums Paid Analysis transactions in the Premium / (Discount) Energy Industry since 1 Day 1 Week 4 Weeks January 1, 2004 High 34.4% 44.9% 51.5% Mean 17.9% 21.6% 25.6% Median 20.2% 22.0% 24.6% Low 0.3% 1.4% 7.1% Partnership Implied Price Per Share Valuation Premium / (Discount) 1 Day 1 Week 4 Weeks Share Price — Before Initial Offer $ 7.90 $ 9.98 $ 6.50 Share Price — Before Revised Offer $ 7.80 $ 7.74 $ 7.62 High 34.4% 44.9% 51.5% Low 0.3% 1.4% 7.1% Implied Value Per Share — Initial Offer High $ 10.61 $ 14.46 $ 9.85 Low 7.93 10.12 6.96 Implied Value Per Share — Revised Offer High $ 10.48 $ 11.22 $ 11.54 Low 7.83 7.85 8.16 Implied Transaction Premium Per Share Initial Offer Price @ $9.50 / share 20.3% (4.8%) 46.2% Revised Offer Price @ $10.00 / share 28.2% 29.2% 31.2% Source: Securities Data Corporation and public filings. (1) Select Energy transactions since January 1, 2004.

Appendix

Appendix Weighted Average Cost of Capital Analysis ($ in millions, except per share data) Unlevered Beta Analysis Equity Total Total Debt / D / E Levered Unlevered Company Ticker Value (1) Debt Cap. Total Capital Ratio Tax Rate Beta (2) (1+(D*(1-t))/E Beta Non Fee-Based (3) Atlas Pipeline Partners APL $ 362.4 $ 1,236.6 $ 1,584.0 77.1% 3.37 0.0% 1.45 4.37 0.33 Copano Energy CPNO 987.9 864.2 1,852.1 46.7% 0.87 0.0% 1.22 1.87 0.65 Eagle Rock Energy Partners EROC 363.8 804.4 1,168.2 68.9% 2.21 0.0% 1.21 3.21 0.38 MarkWest Energy Partners MWE 1,477.8 1,145.7 2,762.3 46.5% 0.87 0.0% 1.26 1.87 0.67 Targa Resources Partners NGLS 1,228.1 1,066.9 2,295.0 46.5% 0.87 0.0% 1.29 1.87 0.69 Williams Partners WPZ 1,373.3 1,018.7 2,392.0 42.6% 0.74 0.0% 1.11 1.74 0.64 Fee Based (3) Crosstex Energy XTEX 292.3 938.7 1,230.9 76.3% 3.21 0.0% 1.78 4.21 0.42 DCP Midstream Partners DPM 835.1 638.8 1,687.8 50.5% 1.02 0.0% 1.17 2.02 0.58 Quicksilver Gas Services KGS 443.2 250.6 693.9 36.1% 0.57 0.0% 1.15 1.57 0.74 Regency Energy Partners RGNC 1,623.2 1,168.4 2,885.6 43.7% 0.78 0.0% 1.47 1.78 0.82 Western Gas Partners WES 1,048.3 276.5 1,324.8 20.9% 0.26 0.0% 0.76 1.26 0.60 Mean of Comparables 1.3 2.34 0.54 Median of Comparables 0.65 Hiland Partners (4) HLNDPF $ 95.6 $ 256.9 $ 352.5 72.9% 2.69 0.0% 1.42 3.69 0.38 Unlevered Beta Analysis Cost of Capital Contribution Percentage (5) Pre-Tax (6) After-Tax to WACC Cost of Equity Calculation Total Debt 39.5% 7.4% 7.4% 2.9% Unlevered Beta 0.65 Market Value of Equity 60.5% 26.4% 26.4% 16.0% Industry Median 1+(Dx(1-t))/E 1.87 Total Captialization 100.0% Relevered Beta 1.87 Risk-Free Rate (7) 3.4% Marginal Income Tax Rate 0.0% WACC 18.9% Market Risk Premium (8) 7.1% Equity Size Premium (9) 9.7% Weighted Averge Cost of Capital Cost of Common Equity 26.4% Risk-Free Market Risk Premium Rate 5.1% 6.1% 7.1% 8.1% 9.1% 1.4% 15.4% 16.5% 17.7% 18.8% 19.9% 2.4% 16.0% 17.1% 18.3% 19.4% 20.5% 3.4% 16.6% 17.7% 18.9% 20.0% 21.1% 4.4% 17.2% 18.3% 19.5% 20.6% 21.7% 5.4% 17.8% 19.0% 20.1% 21.2% 22.4% (1) Equity Market Value as of October 30, 2009. (2) 2-year weekly historical raw beta from Bloomberg Information Services. (3) Fee-Based Companies derive greater that 50% of 2009E Cash Flow from fee-based contracts. (4) Assumes proposed buy-out price of $10.00. Hiland estimates per management s projections as of October 23, 2009 using October 30, 2009 future commodity price quotes. (5) Capital structure assumes leverage of 2.5x 2009E Forward EBITDA of $55.7 million and current enterprise value. (6) Based on weighted average interest rate on Hiland s revolving credit facility and capital lease obligations. (7) Based on 10-year Treasury Bond Yield at October 30, 2009. (8) Source: Ibbotson Associates 2008 Yearbook. Long horizon equity risk premium from 1991-2007. (9) Source: Ibbotson Associates 2008 Yearbook. Equity Size Premium for companies with equity value below $211.6 million. 38

Appendix

Premiums Paid

Date Announced	Buyer	Seller	Initial Offer	Premium Offered 1 Day	1 Week	1 Month
08/31/09	Baker Hughes	BJ Services	$ 17.94	16.3%	16.0%	20.9%
06/02/09	Cameron International	NATCO Group	38.45	23.9%	44.9%	46.6%
04/29/09	Enterprise Products Partners	TEPPCO Partners	31.36	20.2%	22.0%	36.5%
04/27/09	Atlas America Inc	Atlas Energy Resources LLC	14.40	0.3%	7.5%	37.0%
08/25/08	Precision Drilling	Grey Wolf	9.00	9.1%	14.9%	19.0%
07/28/08	Sempra Energy	EnergySouth Inc	61.50	22.6%	38.8%	25.4%
05/05/08	Schlumberger	Saxon Energy	7.00	1.9%	1.4%	15.9%
11/29/07	VeraSun Energy	US BioEnergy	8.62	7.3%	22.1%	18.9%
09/05/07	MarkWest Energy Partners LP	Markwest Hydrocarbon Inc	61.21	23.1%	19.3%	11.8%
07/17/07	Plains Exploration	Pogo Producing Company	59.79	18.4%	18.0%	10.7%
06/11/07	Helix Energy Solutions	Horizon Offshore	19.23	13.8%	11.9%	23.3%
03/19/07	Hercules Offshore	TODCO	42.26	28.9%	25.4%	28.3%
11/13/06	Western Refining	Giant Industries	77.00	7.3%	9.7%	14.8%
04/21/06	Petrohawk Energy	KCS Energy	31.41	9.6%	18.8%	30.7%
01/23/06	Helix Energy Solutions	Remington Oil & Gas	46.33	22.0%	24.5%	22.6%
12/12/05	ConocoPhillips	Burlington	92.00	20.9%	22.8%	37.7%
10/13/05	Occidental Petroleum	Vintage Petroleum Inc	52.32	34.3%	31.8%	24.6%
09/19/05	Norsk Hydro ASA	Spinnaker Exploration	65.50	34.4%	44.3%	51.5%
04/04/05	Petrohawk Energy	Mission Resources	8.15	12.9%	14.8%	7.1%
01/26/05	Cimarex Energy	Magnum Hunter Resources	16.85	27.3%	29.0%	30.6%
12/16/04	Noble Energy	Patina Oil & Gas	39.34	23.2%	25.9%	27.5%
04/15/04	EnCana	Tom Brown Inc	48.00	23.8%	23.1%	33.7%
04/07/04	Kerr-McGee	Westport Resources	36.57	10.7%	10.9%	13.4%
		High		**34.4%**	**44.9%**	**51.5%**
		Mean		**17.9%**	**21.6%**	**25.6%**
		Median		**20.2%**	**22.0%**	**24.6%**
		Low		**0.3%**	**1.4%**	**7.1%**

Source: Securities Data Corporation and public filings.
(1) Select Energy transactions since January 1, 2004.

Jefferies

39

Appendix Detailed Financial Projections Model Fiscal Year Ending December 31, 2005 2006 2007 2008 2009P 2010P 2011P 2012P 2013P Inlet Natural Gas Volumes (Mcf/d) Eagle Chief 29,449 25,269 21,222 18,921 17,893 17,893 17,893 Matli 13,382 15,623 12,826 9,981 9,173 9,173 9,173 Kinta 132,550 133,754 137,507 119,110 113,942 113,942 113,942 Other 2,710 2,361 2,055 1,993 1,993 1,993 1,993 Worland 2,649 2,603 2,345 2,350 2,350 2,350 2,350 MT Bakken 22,028 22,684 22,254 21,183 21,183 21,183 21,183 Badlands 7,113 22,883 29,404 25,844 24,583 24,583 24,583 Woodford Shale 5,671 27,378 31,362 22,405 20,577 20,577 20,577 ND Bakken — - 2,940 8,115 9,780 9,780 9,780 Total Inlet Natural Gas Volumes (Mcf/d) 57,545 157,556 215,551 252,556 261,915 229,902 221,472 221,472 221,472 % Growth NA 173.8% 36.8% 17.2% 3.7% (12.2%) (3.7%) 0.0% 0.0% Revenue MT Bakken $ 79.9 $ 103.2 $ 55.5 $ 77.5 $ 83.5 $ 73.2 $ 74.3 Badlands 11.2 31.1 25.6 30.6 28.6 24.2 24.4 Woodford 16.8 66.5 43.0 44.6 44.8 42.6 43.3 Eagle Chief 81.4 83.7 34.7 46.4 48.4 45.3 46.3 Kinta 37.5 35.4 25.5 27.3 29.4 27.9 28.4 Matli 31.0 48.7 19.0 24.6 25.2 23.4 24.0 Worland 5.8 8.2 4.1 5.9 6.3 5.6 5.7 Other 6.8 7.4 3.1 4.5 5.2 5.4 5.6 ND Bakken — - 7.0 26.3 34.3 29.4 29.9 Hedging Activities — (3.0) 9.0 3.2 — - -Total Midstream Revenue 270.3 381.1 226.5 290.9 305.8 277.1 281.9 Compression Services 4.8 4.8 4.8 4.8 4.8 4.8 4.8 Total Revenue $ 166.6 $ 219.7 $ 275.2 $ 385.9 $ 231.4 $ 295.7 $ 310.6 $ 281.9 $ 286.7 % Growth NA 31.9% 25.3% 40.3% (40.1%) 27.8% 5.0% (9.2%) 1.7% Gross Profit MT Bakken $ 27.8 $ 29.5 $ 16.3 $ 22.6 $ 24.4 $ 21.3 $ 21.6 Badlands 8.5 19.2 17.6 18.9 17.6 13.2 13.3 Woodford 4.0 11.4 10.7 7.0 5.2 6.3 6.1 Eagle Chief 14.2 15.2 7.1 7.3 7.2 7.1 7.2 Kinta 17.5 13.8 15.8 14.0 13.5 13.5 13.5 Matli 1.4 7.5 4.0 2.9 2.5 2.7 2.7 Worland 4.2 5.2 2.9 3.8 4.5 3.8 3.8 Other 0.5 0.5 0.2 0.2 0.3 0.3 0.3 ND Bakken — - 2.5 8.0 10.4 9.0 9.1 Hedging Activities — (3.0) 9.0 3.2 — - -Compression Savings - — 0.4 — - — -Compression Services 4.8 4.8 4.8 4.8 4.8 4.8 4.8 Gross Profit $ 33.5 $ 63.5 $ 82.8 $ 104.1 $ 91.3 $ 92.8 $ 90.4 $ 81.9 $ 82.4 Gross Margin 20.1% 28.9% 30.1% 27.0% 39.5% 31.4% 29.1% 29.0% 28.8% Total Operating Expenses $ 7.4 $ 16.1 $ 23.3 $ 30.2 $ 28.5 $ 27.9 $ 28.7 $ 29.6 $ 30.5 General and Administrative Expenses — Cash 2.5 5.0 7.6 6.9 9.6 8.0 8.3 8.5 8.8 Adjustments — - - 0.3 2.4 — - — -Growth Capex EBITDA — - — - — - 2.8 6.4 10.0 EBITDA $ 23.7 $ 42.4 $ 52.0 $ 67.3 $ 55.7 $ 56.8 $ 56.3 $ 50.2 $ 53.2 EBITDA Margin 14.2% 19.3% 18.9% 17.4% 24.1% 19.2% 18.1% 17.8% 18.5% % Growth NA 79.1% 22.5% 29.6% (17.3%) 2.1% (1.0%) (10.8%) 5.9% Gross Margin by System MT Bakken 34.8% 28.5% 29.4% 29.2% 29.3% 29.1% 29.1% Badlands 75.7% 61.8% 68.8% 61.9% 61.3% 54.3% 54.2% Woodford 23.8% 17.2% 25.0% 15.6% 11.6% 14.9% 14.1% Eagle Chief 17.4% 18.1% 20.5% 15.8% 15.0% 15.6% 15.5% Kinta 46.6% 39.1% 61.8% 51.1% 46.0% 48.3% 47.6% Matli 4.7% 15.4% 21.1% 11.9% 9.9% 11.5% 11.2% Worland 72.4% 63.9% 71.2% 64.4% 71.4% 67.6% 67.9% Other 6.7% 6.3% 7.1% 5.0% 5.0% 5.0% 5.0% ND Bakken NA NA 35.4% 30.5% 30.5% 30.6% 30.5% Source: Management s projections as of October 23, 2009 using October 30, 2009 future commodity price quotes.

Appendix Sensitivity Analysis(1) Adjusted EBTIDA — 2010 Assumed NYMEX Natural Gas Price $56.83 $2.50 $3.00 $3.50 $4.00 $4.50 $5.00 $5.50 $6.00 $6.50 $7.00 $7.50 $8.00 $8.50 $9.00 $9.50 $10.00 $40.00 $29.2 $29.1 $28.9 $28.8 $29.8 $30.0 $30.3 $30.5 $30.8 $31.0 $31.3 $31.5 $31.8 $32.0 $32.3 $32.5 $45.00 $32.8 $32.6 $32.4 $32.3 $32.1 $33.1 $33.4 $33.6 $33.9 $34.1 $34.4 $34.6 $34.9 $35.1 $35.4 $35.6 $50.00 $36.3 $36.1 $36.0 $35.8 $35.6 $35.5 $36.5 $36.7 $37.0 $37.2 $37.5 $37.7 $38.0 $38.2 $38.5 $38.7 $55.00 $39.8 $39.6 $39.5 $39.3 $39.2 $39.0 $38.9 $39.8 $40.1 $40.3 $40.6 $40.8 $41.0 $41.3 $41.5 $41.8 NYMEX $60.00 $43.3 $43.1 $43.0 $42.8 $42.7 $42.5 $42.4 $42.2 $43.1 $43.4 $43.6 $43.9 $44.1 $44.4 $44.6 $44.9 Crude $65.00 $46.8 $46.7 $46.5 $46.4 $46.2 $46.0 $45.9 $45.7 $45.6 $46.5 $46.7 $47.0 $47.2 $47.5 $47.7 $48.0 Oil $70.00 $50.3 $50.2 $50.0 $49.9 $49.7 $49.6 $49.4 $49.2 $49.1 $48.9 $49.8 $50.1 $50.3 $50.6 $50.8 $51.1 Price $75.00 $53.8 $53.7 $53.5 $53.4 $53.2 $53.1 $52.9 $52.8 $52.6 $52.5 $52.3 $53.2 $53.4 $53.6 $53.9 $54.1 $80.00 $57.4 $57.2 $57.1 $56.9 $56.7 $56.6 $56.4 $56.3 $56.1 $56.0 $55.8 $55.7 $56.5 $56.7 $57.0 $57.2 $85.00 $60.9 $60.7 $60.6 $60.4 $60.3 $60.1 $60.0 $59.8 $59.6 $59.5 $59.3 $59.2 $59.0 $59.8 $60.1 $60.3 $90.00 $64.4 $64.2 $64.1 $63.9 $63.8 $63.6 $63.5 $63.3 $63.2 $63.0 $62.8 $62.7 $62.5 $62.4 $63.2 $63.4 $95.00 $67.9 $67.8 $67.6 $67.4 $67.3 $67.1 $67.0 $66.8 $66.7 $66.5 $66.4 $66.2 $66.1 $65.9 $65.7 $66.5 $100.00 $71.4 $71.3 $71.1 $71.0 $70.8 $70.7 $70.5 $70.3 $70.2 $70.0 $69.9 $69.7 $69.6 $69.4 $69.3 $69.1 Leverage Ratio — Year End 2010 Assumed NYMEX Natural Gas Price 4.04x $2.50 $3.00 $3.50 $4.00 $4.50 $5.00 $5.50 $6.00 $6.50 $7.00 $7.50 $8.00 $8.50 $9.00 $9.50 $10.00 $40.00 9.01x 9.03x 9.05x 9.07x 8.69x 8.58x 8.47x 8.36x 8.26x 8.15x 8.05x 7.95x 7.85x 7.75x 7.65x 7.56x $45.00 7.94x 7.95x 7.96x 7.97x 7.99x 7.69x 7.59x 7.50x 7.41x 7.32x 7.24x 7.15x 7.06x 6.98x 6.90x 6.82x $50.00 7.07x 7.08x 7.09x 7.09x 7.10x 7.11x 6.87x 6.79x 6.71x 6.63x 6.56x 6.48x 6.41x 6.33x 6.26x 6.19x $55.00 6.36x 6.36x 6.37x 6.37x 6.37x 6.38x 6.38x 6.18x 6.12x 6.05x 5.98x 5.92x 5.85x 5.79x 5.72x 5.66x NYMEX $60.00 5.76x 5.76x 5.76x 5.77x 5.77x 5.77x 5.77x 5.77x 5.61x 5.55x 5.49x 5.43x 5.37x 5.31x 5.26x 5.20x Crude $65.00 5.25x 5.25x 5.25x 5.25x 5.25x 5.25x 5.25x 5.25x 5.25x 5.11x 5.06x 5.01x 4.95x 4.90x 4.85x 4.80x Oil $70.00 4.82x 4.82x 4.81x 4.81x 4.81x 4.81x 4.81x 4.81x 4.80x 4.80x 4.68x 4.63x 4.59x 4.54x 4.50x 4.45x Price $75.00 4.44x 4.44x 4.43x 4.43x 4.43x 4.42x 4.42x 4.42x 4.42x 4.41x 4.41x 4.31x 4.26x 4.22x 4.18x 4.14x $80.00 4.11x 4.10x 4.10x 4.10x 4.09x 4.09x 4.08x 4.08x 4.08x 4.07x 4.07x 4.07x 3.98x 3.94x 3.90x 3.86x $85.00 3.81x 3.81x 3.80x 3.80x 3.80x 3.79x 3.79x 3.78x 3.78x 3.77x 3.77x 3.77x 3.76x 3.68x 3.65x 3.61x $90.00 3.55x 3.54x 3.54x 3.54x 3.53x 3.53x 3.52x 3.52x 3.51x 3.51x 3.50x 3.50x 3.49x 3.49x 3.42x 3.39x $95.00 3.31x 3.31x 3.30x 3.30x 3.29x 3.29x 3.29x 3.28x 3.28x 3.27x 3.27x 3.26x 3.26x 3.25x 3.25x 3.18x $100.00 3.10x 3.10x 3.09x 3.09x 3.08x 3.08x 3.07x 3.07x 3.06x 3.06x 3.05x 3.05x 3.04x 3.04x 3.03x 3.03x Source: Management s projections as of October 23, 2009 using October 30, 2009 future commodity price quotes. (1) Assumes October 30, 2009 strip correlations between NGL & Crude quotes, October 30, 2009 strip natural gas pipeline basis quotes as a % of natural gas and no equity issuance in 2009. 41

Appendix Hiland Partners, LP Credit Facility Overview(1) Borrower: Hiland Operating, LLC Administrative Agent: MidFirst Bank Commitment Amount: $300 million (with ability to upsize to $350 million) Maturity Date: May 2011 Maximum Leverage Ratio: 4.00x (Funded Debt / LTM Adjusted EBITDA) Minimum Interest Coverage Ratio: 3.00x (LTM Interest Expense / LTM Adjusted EBITDA) Leverage Ratio “Step-Up” Provision(1): 4.75x (if LTM capex is > $40 million); must cure below 4.00x within 9 months after step-up election Pricing Grid:(2) Unused ABR LIBOR Commitment Leverage Ratio Spread Spread Fee < 2.50x 0.50% 1.50% 0.250% >= 2.50x, <3.00x 0.75% 1.75% 0.375% >= 3.00x, <3.50x 1.00% 2.00% 0.375% >= 3.50x 1.25% 2.25% 0.500% Lending Group: Total % of Bank Commitment Total MidFirst Bank $ 41,250,000 13.8% Wells Fargo / Wachovia 37,800,000 12.6% Bank of America 37,500,000 12.5% Bank of Scotland 37,500,000 12.5% Compass Bank 37,500,000 12.5% US Bank 37,500,000 12.5% Fortis Bank 31,200,000 10.4% Bank of Oklahoma 30,000,000 10.0% Natixis 9,750,000 3.3% Total $ 300,000,000 100.0% (1) Leverage Ratio Step-Up Provision was elected March 31, 2009; step-up limited to three quarters. (2) During any Step-Up period, the ABR and LIBOR rates increase by 0.35% and the unused commitment fee increases by 0.125%. 42